Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Post-Effective Amendment No. 5 to the Registration Statement (Form S-1 on Form S-3 No. 333-259954) for the registration of 48,413,333 shares of common stock, 5,013,333 of warrants to purchase shares of common stock, 10,533,333 shares of common stock underlying warrants, and 838,100 shares of common stock underlying options, and to the incorporation by reference therein of our report dated March 28, 2023, with respect to the consolidated financial statements of SomaLogic, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado
April 14, 2023